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                                                                   EXHIBIT 23.12


                     CONSENT OF J.P. MORGAN SECURITIES INC.



The Board of Directors
Mitchell Energy & Development Corp.
2001 Timberloch Place
The Woodlands, Texas 77387-4000

         We hereby consent to the use of the opinion letter of J.P. Morgan Securities Inc. dated August 13, 2001 to the Board of Directors of Mitchell Energy & Development Corp. (the "Company") included as Annex E to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Devon Energy Corporation relating to the proposed merger of the Company with and into Devon NewCo Corporation, a wholly owned subsidiary of Devon Energy Corporation, and to the references to such opinion in such joint proxy statement/prospectus under the caption "Opinion of J.P. Morgan Securities Inc.--Financial Advisor to Mitchell." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    J.P. MORGAN  SECURITIES INC.



                                    By:   /s/ MICHAEL K. GUNNING
                                       -----------------------------------------
                                       Name:  Michael K. Gunning
                                       Title: Vice President


August 29, 2001